TOWN SPORTS INTERNATIONAL, INC.
as Issuer

Supplemental Indenture
Dated as of May 12, 2006

Supplementing the Indenture
Dated as of April 16, 2003
with respect to $255,000,000
9 5/8% Senior Notes due 2011

The Bank of New York,
as Trustee

SUPPLEMENTAL INDENTURE
          SUPPLEMENTAL INDENTURE, dated as of May 12, 2006 (this “Supplemental Indenture”), made between Town Sports International Inc., a New York corporation (the “Company”) and The Bank of New York, as Trustee (the “Trustee”) to the Original Indenture (as defined).
RECITALS
          WHEREAS, the Company, certain Guarantors and the Trustee have heretofore entered into an Indenture dated as of April 16, 2003 (the “Original Indenture”), pursuant to the provisions of which the Company has heretofore issued $255,000,000 in aggregate principal amount of its 9 5/8% Senior Notes due 2011 (the “Notes”);
          WHEREAS the Company and the Trustee desire to amend and supplement the Original Indenture in accordance with its terms;
          WHEREAS, the Company commenced a tender offer (the “Tender Offer”) for up to $85,000,000 aggregate principal amount of the Notes on May 4, 2006, and in conjunction with the Tender Offer solicited consents to the adoption of certain proposed amendments to the Original Indenture (the “Solicitation”).
          WHEREAS, Section 9.2 of the Original Indenture provides that the Original Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding;
          WHEREAS, pursuant to the Solicitation, holders of more than a majority in principal amount of Notes then outstanding validly delivered consents to the proposed amendments to the Original Indenture; and
          WHEREAS, all conditions and requirements necessary to authorize the execution and delivery of this Supplemental Indenture have been duly complied with or done and performed by the Company, and all actions necessary to make this Supplemental Indenture and the Original Indenture, as supplemented by this Supplemental Indenture, valid, binding and legal instruments according to their terms (and, with respect to this Supplemental Indenture, in accordance with the terms of the Original Indenture) have been complied with or done and performed;
          NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantors covenant and agree with the Trustee, for the benefit of all present and future Holders of the Notes, as follows:
          Section 1. Section 4.3 of the Original Indenture is hereby amended and replaced in its entirety by the following text:
     SECTION 4.3. Reports to Holders.

     Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders, with a copy to the Trustee:
     (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Result of Operations,’’ the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
     (ii) the information that would be required to be included in all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.
     In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Notwithstanding the foregoing, the Company shall not be required to (1) furnish the Holders or the Trustee any of the information described in clauses (i) and (ii) above, or (2) file a copy of any such information or reports with the Commission, or make such information available to securities analysts and prospective investors, in each case if the Company is a Subsidiary of any Person that files reports, statements or other documents with the Commission that, when required by the rules and regulations of the Commission, include condensed consolidating financial information with respect to the Company and such reports, statements or other documents are filed within the time periods specified in the Commission’s rules and regulations.
          Section 2. Section 4.13 of the Original Indenture is hereby amended and replaced in its entirety by the following text:
     SECTION 4.13. Continued Existence.

     Subject to Article V, each of the Company and the Guarantors shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate or other existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company or such Guarantor and (ii) the material rights (charter or statutory), licenses and franchises of the Company or such Guarantor, except to the extent that the applicable Board of Directors determines in good faith that the preservation of such right, license or franchise, or the existence of any such Guarantor, in either case is no longer necessary or desirable in the conduct of the business of the Company or such Guarantor and that the loss thereof is not disadvantageous in any material respect to the Holders. Notwithstanding the foregoing and for avoidance of doubt, the Company and any Guarantor that is a corporation may convert into a limited liability company form of organization.
          Section 3. Section 5.1 of the Original Indenture is hereby amended and replaced in its entirety by the following text:
SECTION 5.1. Merger, Consolidation and Sale of Assets.
     The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless:
     (1) either:
     (a) the Company shall be the surviving or continuing entity; or
     (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity’’):
     (x) will be an entity organized or formed and validly existing under the laws of the United States or any State thereof or the District of Columbia; and
     (y) will expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;
     (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and

Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.9;
     (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and
     (4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.
     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing entity, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.
     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.10) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:
     (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;
     (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and
     (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

     Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary need only comply with clause (4) of the first paragraph of this Section 5.1.
          Section 4. This Supplemental Indenture is a supplemental indenture pursuant to Section 9.2 of the Original Indenture. Upon execution and delivery of this Supplemental Indenture, all the terms and conditions of the Original Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.
          Section 5. Except as they have been modified in this Supplemental Indenture, each and every term and provision of the Original Indenture shall continue in full force and effect, and all references to the Indenture in the Original Indenture shall hereafter be deemed to mean the Original Indenture as supplemented and amended pursuant to this Supplemental Indenture.
          Section 6. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
          Section 7. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

TOWN SPORTS INTERNATIONAL, INC.

By:	/s/ Richard Pyle

Name: Richard Pyle
Title: Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Julie Salovitch-Miller

Name: Julie Salovitch-Miller
Title: Vice President